Exhibit (d)(2)

Execution Version

January 9, 2011

Icon Acquisition Holdings, L.P.

c/o Rizvi Traverse Management LLC

260 East Brown Street, Suite 380

Birmingham, MI 48009

Attention: John A. Giampetroni and Suhail Rizvi

Re: Agreement and Plan of Merger with Playboy Enterprises, Inc.

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, to be entered into concurrently with this letter agreement (as may be amended, the “Merger Agreement”), by and among Playboy Enterprises, Inc., a Delaware corporation (the “Company”), Icon Acquisition Holdings, L.P., a Delaware limited partnership (“Purchaser”), and Icon Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser (“Sub”), pursuant to which Sub will commence a tender offer (the “Offer”) to acquire all of the issued and outstanding shares of Class A common stock, par value one cent ($.01) per share and of Class B common stock, par value one cent ($.01) per share, of the Company to be followed by a merger of Sub with and into the Company, all on the terms and subject to the conditions set forth in the Merger Agreement (including the required funding set forth in the next succeeding paragraph, the “Transaction”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement, as in effect on the date hereof. This letter agreement is being delivered to Purchaser in connection with the execution of the Merger Agreement by the Company, Purchaser and Sub.

This letter agreement confirms the commitment of the undersigned, subject to the terms and conditions set forth herein to purchase, or cause one or more assignees permitted by the third sentence of the fifth paragraph of this letter agreement (each a “Permitted Assignee”) to purchase prior to or at the Acceptance Time or Closing, as applicable, equity securities of Purchaser for an aggregate purchase price equal to $120,000,000 (the “Commitment”) for Purchaser to pay (or cause Sub to pay) the Offer Price in respect of each Share validly tendered and accepted in the Offer, the total Merger Consideration, the total Option Consideration, the repurchase of the Convertible Notes in accordance with a “Fundamental Change” offer to be made pursuant to the terms of the Indenture (assuming all holders of Convertible Notes accept such offer) and all other amounts required to be paid by Purchaser or Sub pursuant to and in accordance with the Merger Agreement, together with all related fees and expenses contemplated thereby; provided, however, the undersigned and its Permitted Assignees (with respect to such assignment pursuant hereto) shall not, under any circumstances, be obligated to contribute to, purchase equity or otherwise provide funds to Purchaser, Sub or any other Person in any amount in excess of the Commitment. The obligation of the undersigned and its Permitted Assignees to fund the Commitment is subject to the satisfaction or waiver by Purchaser of the conditions of Purchaser and Sub to consummate the Offer and/or the Merger as set forth in the Merger Agreement (other than those conditions to be satisfied at the Acceptance Time or Closing, as applicable, but subject to those conditions being satisfied as of such time), and the funding hereunder shall occur prior to or at the Acceptance Time or the Closing, as applicable. Notwithstanding anything herein or in the Merger Agreement to the contrary, the undersigned shall not be obligated to fund, or otherwise have liability in respect of, the Purchaser Termination Fee (or any portion thereof). The Commitment under this letter agreement may be reduced by Purchaser, only in the event the Transaction can be consummated with less than the full amount of the Commitment.

This letter agreement, and the undersigned’s obligation to fund the Commitment, will terminate automatically upon the earliest to occur of (i) consummation of the Closing (at which time the obligation shall be discharged), or (ii) the termination of the Merger Agreement in accordance with its terms.

The undersigned represents and warrants to Purchaser that: (i) the undersigned has the requisite capacity and authority to execute and deliver this letter agreement and to fulfill and perform the undersigned’s obligations hereunder; (ii) the execution, delivery and performance of this letter agreement by the undersigned has been duly and validly authorized and approved, and no other proceedings or actions on the part of the undersigned are necessary therefor; (iii) this letter agreement has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned enforceable by Purchaser against the undersigned in accordance with its terms; (iv) its available unallocated cash on hand and uncalled capital commitments are in excess of the amount of the Commitment and the undersigned has the ability to call such capital commitments within sufficient time to satisfy its funding obligations under this letter agreement; and (v) the execution, delivery and performance by the undersigned of this letter agreement do not and will not (A) violate the organizational documents of the undersigned, (B) violate any applicable Law or (C) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which the undersigned is a party.

The rights and obligations under this letter agreement may not be assigned by any party hereto without the prior written consent of Purchaser and the undersigned, and if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Any attempted assignment shall be null and void and of no force or effect, except as permitted in this paragraph. Notwithstanding the foregoing, the undersigned may assign all or a portion of its obligations to fund the Commitment to one or more Person(s) controlling, controlled by or under common control with, the undersigned, for which the undersigned has or obtains a direct or indirect interest ownership interest in, that agree(s) to assume the undersigned’s obligations hereunder; provided, however, that no such assignment under this paragraph shall relieve the undersigned of its obligations under this letter agreement unless Purchaser and the Company consent thereto in writing. Neither this letter agreement nor any other agreement which sets forth the obligation of any Person to make capital commitments to or acquire securities in RT-ICON in connection with the Contemplated Transactions may be terminated or amended in a manner that adversely affects the Company, and no provision hereof may be waived or modified if such waiver or modification would adversely affect the Company, except by an instrument in writing signed by Purchaser, the Company and the undersigned, except that this letter agreement may be amended by sole action of the undersigned solely to reflect the addition of one or more Permitted Assignees of all or a portion of the undersigned’s obligations to fund the Commitment as and to the extent provided for in the immediately preceding sentence.

No Persons other than Purchaser and the Company shall be entitled to rely upon this letter agreement. This letter agreement shall be binding upon each party hereto and shall inure solely to the benefit of each party hereto, and nothing set forth in this letter agreement shall be construed to confer upon or give to any other Person any benefits, rights or remedies hereunder or by reason hereof.

Notwithstanding anything that may be expressed or implied in this letter agreement, Purchaser, by its acceptance of the benefits of this letter agreement, covenants, agrees and acknowledges that no Person other than the undersigned (and to the extent a portion of the Commitment is assigned to one or more Permitted Assignees, such Permitted Assignees) shall have any liability or obligation in connection with or arising from this letter agreement or the transactions contemplated hereby, whether based on contract, tort or strict liability, and that, notwithstanding that the undersigned (and to the extent a portion of the Commitment is assigned to one or more Permitted Assignees, such Permitted Assignees) may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future direct or indirect equity holder, controlling Person, stockholder, director, officer, employee, member, manager, agent, affiliates, general or limited partner or assignee of the undersigned (and to the extent a portion of the Commitment is assigned to one or more Permitted Assignees, such Permitted Assignees) or any former, current or future direct or indirect equity holder, controlling Person, stockholder, director, officer, employee member, manager, agent, affiliate, general or limited partner or assignee (other than a Permitted Assignee) of any of the foregoing (collectively, but not including the undersigned, each an “Affiliated Party”), whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of the undersigned or any other party against an Affiliated Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Affiliated Party, as such, for any obligations of the undersigned (and to the extent a portion of the Commitment is assigned to one or more Permitted Assignees, such Permitted Assignees) under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation.

This letter agreement may only be enforced by Purchaser at the direction of Purchaser’s General Partner (or in certain circumstances at the sole discretion of GTD Acquisitions LLC, an affiliate of Hugh M. Hefner) or by an order from a court of competent jurisdiction, and no third party, including Purchaser’s creditors, shall have any right to enforce this letter agreement or to cause Purchaser to enforce this letter agreement; provided the Company may directly enforce the undersigned’s obligation to fund its Commitment, and obligations of Persons who are or will be committed to contribute funds to the undersigned in connection with the Contemplated Transactions, under the circumstances and only under the circumstances in which Section 8.2(g)(i) and Section 9.12 of the Merger Agreement provide that the Company shall be entitled to specific performance to consummate the Contemplated Transactions. The undersigned acknowledges that the Company is an intended third party beneficiary to this letter agreement to the extent provisions hereof run to the Company’s benefit.

This letter agreement shall be treated as confidential and is being provided to Purchaser solely in connection with the transactions contemplated by the Merger Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the undersigned and Purchaser. The foregoing notwithstanding, and without prejudice to the sixth paragraph of this letter agreement, this letter agreement may be provided to the Company if the Company agrees to treat this letter agreement as confidential, except that the Company and the undersigned may disclose this letter agreement to (i) its representatives so long as such disclosure is conditioned upon such representatives agreeing to keep the terms of this letter agreement confidential and (ii) the extent required by Law, the applicable rules of any national securities exchange, including to the extent required in connection with any SEC filings relating to the Transaction.

This letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the undersigned or any of its affiliates and any other Person with respect to the subject matter hereof. Any term or provision of this letter agreement that is invalid, illegal or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the legality, validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this letter agreement may not be enforced without giving effect to the provisions of the sixth, seventh, and eighth paragraphs hereof. No party hereto shall assert, and each party hereto shall cause its respective affiliates not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

The undersigned agrees that irreparable damage would occur if any provision of this letter agreement were not performed in accordance with the terms hereof and that Purchaser shall be entitled to equitable relief, including specific performance of the terms hereof, in addition to any other remedy to which Purchaser may be entitled at law or in equity. In addition, the Company shall be entitled to specific performance, pursuant to, and subject to, and solely in accordance with, the terms and conditions of the Merger Agreement.

This letter agreement may be executed in counterparts and by facsimile. This letter agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware, without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of Delaware to be applied. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state of federal court sitting in Delaware for the purpose of any action arising out of or relating to this letter agreement brought by any party hereto and (b) irrevocably waive, in any such action, any claim of improper venue or any claim that such courts are an inconvenient forum.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SIGNATURE PAGE FOLLOWS

Very truly yours,

RT-ICON Holdings, LLC

By:	/s/ Suhail Rizvi
Name:	Suhail Rizvi
Its:	President

Agreed to and Accepted:

ICON ACQUISITION HOLDINGS, L.P.

By: Icon Acquisition Holdings LLC
Its: General Partner

By:	/s/ Bernhard L. Kohn III
Name:	Bernhard L. Kohn III
Title:	Vice President and CFO

[Equity Commitment Letter]